                            COINSURANCE AGREEMENT

                          EFFECTIVE FEBRUARY 1, 1996


                                   BETWEEN

                        DELTA LIFE AND ANNUITY COMPANY


                                      OF

                             MEMPHIS, TENNESSEE,

               HEREINAFTER REFERRED TO AS THE "REINSURED", AND


                       LONDON LIFE REINSURANCE COMPANY


                                      OF

                           BLUE BELL, PENNSYLVANIA,

                  HEREINAFTER REFERRED TO AS THE "REINSURER"



                                 A. RECITALS

1. REINSURED desires to cede, and REINSURER desires to accept, reinsurance of the certain deferred annuity policies as specified in this Agreement, subject to the terms and conditions set forth herein.

2. To facilitate the profitable performance of the policies reinsured hereunder for the mutual benefit of the REINSURED and the REINSURER, the REINSURED and the REINSURER desire that the same investment manager manage the investment and reinvestment of the assets underlying the reinsured policies according to a common investment policy.

3. To facilitate the profitable performance of the policies reinsured hereunder for the mutual benefit of the REINSURED and the REINSURER, the REINSURED and the REINSURER desire that the companies establish a management committee to oversee the investment policy for the assets underlying the reinsured policies, to review investment performance and to review other matters of mutual interest.


                           B.  REINSURANCE COVERAGE

1. All of the deferred annuity policies (referred to herein as "the policies") issued by the REINSURED during the term of this Agreement on the forms listed in Schedule I shall be reinsured with the REINSURER automatically in accordance with the REINSURED'S underwriting rules applicable to such policies.

2.  The reinsurance shall cover the quota share of the policies as specified in
    Schedule II. All benefits provided by the policies shall be reinsured hereunder in the portion specified in Schedule II.

3. The liability of the REINSURER shall begin simultaneously with that of the REINSURED but in no event prior to the effective date of this Agreement. Reinsurance with respect to any policy shall not be in force and binding unless the insurance issued directly by the REINSURED is in force and unless the issuance and delivery of such insurance constituted the doing of business in a state of the United States of America (including the District of Columbia) in which the REINSURED was properly licensed.

4. Reinsurance under this Agreement shall be on the coinsurance plan and shall follow the forms of the REINSURED.

5. The reinsurance under this Agreement with respect to any policy shall be maintained in force without reduction so long as the liability of the REINSURED under such policy reinsured hereunder remains in force without reduction, unless reinsurance is terminated or reduced as provided herein.

6. Internal Replacements - Any internal program for the replacement of reinsured contracts must be approved by the Management Committee. Replacement business shall continue to be subject to this Coinsurance Agreement unless the REINSURER decides not to reinsure the replaced business.


                      C.  PLACING REINSURANCE IN EFFECT


Reinsurance shall become effective simultaneously with the liability of the REINSURED, provided however, that the REINSURED shall give notification of such reinsurance to the REINSURER no later than the monthly report set out in
Schedule III.


                          D.  PAYMENTS BY REINSURED


The REINSURED shall pay the REINSURER reinsurance premiums equal to the REINSURER's quota share of the gross contributions or premiums the REINSURED receives on the policies on and after the effective date of this Agreement.


                          E.  PAYMENTS BY REINSURER


1.  BENEFITS

    The REINSURER shall pay the REINSURED the REINSURER's quota share of:

    (a) the death benefits (including interest paid beyond the date of death) paid by the REINSURED, without deduction for reserves (after taking into account surrender charges, if any); and

    (b)  the net cash surrender values paid by the REINSURED;

    (c) the net cash surrender calculated on anuitizing policies as if they had been surrendered for cash;

    (d) the return of premiums, net policy expense allowances, to the policyholder of a canceled policy paid by the REINSURED.

2.  POLICY EXPENSE ALLOWANCES

    The REINSURER shall pay the REINSURED the allowances and expense reimbursements as defined in Schedule VI on the REINSURER's quota share of the policies. These allowances and expense reimbursements shall be netted on at least a weekly basis from cash flow, if sufficient, before the balance is transferred to the trust account. If insufficient, the REINSURER shall be billed for the net amount due.

3.  PROFIT SHARING

    The REINSURER shall pay to REINSURED an experience refund at the end of each seven year policy term if statutory profits earned during a given 7 year term, calculated assuming all in force policies surrender at the end of the term, exceed 10% of the premium at the beginning of the term. Fifty percent (50%) of any excess profit above 10% of premium on the REINSURER's quota share of the business will be refunded to the REINSURED by the REINSURER as an experience refund at the end of a given 7 year term. The experience refund calculation will be done for all policies issued in a given calendar year and paid within 30 days after the end of the year for which it is being calculated.


                               F.  TERMS OF REINSURANCE


1.  AMOUNTS DUE REINSURED OR REINSURER

    Except as otherwise specifically provided herein, all amounts due to be paid to the REINSURER or the REINSURED shall be determined on a net basis as of the issue day of every calendar week to which such amount is attributable. The issue day for issues of a given week will initially be the Thursday of the following week subject to modifications by the REINSURED upon agreement by the REINSURER. If the Thursday is a bank holiday or if the REINSURED feels another day should be used, the REINSURED will notify the REINSURER and they will mutually define another day of the week as the issue day. All amounts shall be due and accrued as of such date. The payment of such amounts shall be submitted in accordance with the provisions of Section F, paragraph 2. All settlements of account between the REINSURER and the REINSURED shall be made in cash or its equivalent. Book value and statutory reserves shall be determined in accordance with the REINSURED's standard practices.

2.  PAYMENT DATES

    (a) The REINSURED shall submit a Periodic Report substantially in accord with the reports listed in Schedule III. Any amounts indicated in the Periodic Report as due the REINSURER shall accompany such report.

    (b) Not later than fifteen (15) days after the receipt of the Periodic Report, any amounts indicated in the Periodic Report as due the REINSURED shall be paid by the REINSURER.

    (c) Not later than twenty (20) days after the end of each calendar quarter, the REINSURED shall submit to the REINSURER a Quarterly Report substantially in accord with Schedule IV.

    (d) Not later than twenty (20) days after the end of each calendar year, the REINSURED shall submit to the REINSURER an Annual Report substantially in accord with Schedule V.

In the event that actual numbers are not available, reasonable estimates will be used and appropriate adjustments will be made within 30 days or on the next report whichever is sooner.

In addition the REINSURED agrees to work with the REINSURER and the REINSURER agrees to work with the REINSURED to perform cash flow analysis as required. This would include providing copies of any work (e.g. New York Regulation 126 actuarial opinion) performed by the REINSURED and the REINSURER to analyze reserve adequacy as this work is being developed.

3.  SECTION 1.848-2(g)(8) ELECTION

    If the Business reinsured hereunder includes for U.S. Federal income tax purposes Specified Insurance Contracts pursuant to Section 848 of the Internal Revenue Code or the Final Income Tax Regulations thereunder, the REINSURED and the REINSURER, with respect to this Agreement, agree to make the election provided in Section 1.848-2(g)(8) of the Final Income Tax Regulations issued December 28, 1992 under Section 848 of the Internal Revenue Code of 1986. The specifics on this election are set forth in
    Schedule IX.

4.  OFFSET

    Any debits or credits, matured or unmatured, liquidated or unliquidated, regardless of when they arose or were incurred, in favour of or against either the REINSURED or the REINSURER with respect to this Agreement are deemed mutual debits or credits, as the case may be, and shall be set off, and only the balance shall be allowed or paid.


                       G.  TRUST AGREEMENT AND ASSET MANAGEMENT


1. The REINSURER shall enter into a trust agreement with the REINSURED and State Street Bank and Trust Company, as trustee for establishment of a trust.

2. The REINSURED shall deposit premium payments as described in Section D, less Payments by REINSURER as described in Section E, directly into the trust account. Deposit by the REINSURED of amounts calculated pursuant to this Agreement directly into the trust shall constitute payment by the REINSURED of each premium to the REINSURER and shall satisfy the REINSURED's obligation hereunder to pay such premium to the REINSURER.

3. The assets in the trust account shall be invested and reinvested pursuant to the investment policy ("Investment Policy") set forth in Addendum I as such policy may be modified from time to time by the Management Committee as provided in Section J.

4. If this Agreement is terminated with respect to new policies pursuant to Section W, and all reinsured policies have passed their second anniversary, the trust account shall be managed to maintain the aggregate book value of assets in the trust account at a level at least equal to the statutory reserve of the policies supported by the assets in the account.

5. The REINSURED and the REINSURER shall share all trustee/custodial fees and expenses paid for the trust account.

6. The REINSURED and REINSURER agree that the assets in the trust account, notwithstanding any other provisions in this Agreement, shall be utilized and applied by the REINSURED or any successor by operation of law of the REINSURED, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the REINSURED, without diminution because of insolvency on the part of the REINSURED or the REINSURER to satisfy the obligations of the REINSURED, including expenses, with respect to the policies reinsured under this Agreement.

7. At anytime when the book value of assets in the trust exceed the statutory reserve required for the policies supported by the assets in the account, the REINSURED and the REINSURER, upon mutual agreement, can withdraw their respective quota share of assets exceeding the statutory reserves from such account.

    If, at the end of any calendar quarter, the statutory reserve required for the policies supported by the assets in the trust account exceeds the book value of assets in that account by an amount equal to or greater than one-quarter of one percent (.25%) of the required reserve amount, the REINSURER and the REINSURED shall immediately deposit cash in an amount equal to their respective quota share of the shortfall into that account.

    For purposes of this section, book value and statutory reserves shall be determined in accordance with the REINSURED's standard practice, unless the parties agree otherwise in writing.

8. In the event that any amount is withdrawn from the trust account pursuant to Paragraph 6 of this Section, the REINSURED shall promptly return to the trust account any amounts that are subsequently determined not to be withdrawn in compliance with the provisions of this Agreement.

9. Transfer to the REINSURED by the trustee of the assets withdrawn from the trust account pursuant to Paragraph 6 above, shall constitute payment by the REINSURER pursuant to this Agreement and shall discharge the REINSURER of the obligation which gave rise to the withdrawal to the extent of the amount withdrawn, provided however, the REINSURER may later contest whether it had failed to reimburse or pay the REINSURED as required by this Agreement.

10. The REINSURER shall not retrocede any portion of its quota share of the policies in a manner which would require the transfer of assets from the trust to the retrocessionaire.


                       H.  PORTFOLIO MANAGEMENT AGREEMENT


1. The REINSURER shall enter into an Portfolio Management Agreement with Delta Life and Annuity Company ("DLAC") pursuant to which DLAC shall manage the investment and reinvestment of the assets in the trust account. DLAC shall invest the assets pursuant to the terms of the Investment Policy (Addendum
    I) as such policy may be modified from times to times by the Management Committee as provided in Section J hereof and the terms and conditions of the Portfolio Management Agreement.

2. The REINSURER shall be responsible for paying DLAC a monthly fee as specified in the Portfolio Management Agreement.

3. If reinsurance pursuant to this Agreement terminates and there is no reinsurance in force between the REINSURED and the REINSURER hereunder, DLAC (or any successor Portfolio Manager) and the REINSURER each shall have the right to terminate the Portfolio Management Agreement immediately. The Portfolio Management Agreement shall contain such additional termination provisions as the REINSURER and DLAC may agree.

4. If the Management Committee determines that the performance of the Portfolio Manager is not satisfactory to support the business reinsured hereunder, the REINSURER shall have the right to terminate the Portfolio Management Agreement upon 30 days prior written notice to the Portfolio Manager.

5. In the event the Portfolio Management Agreement terminates while reinsurance remains in force hereunder, a successor Portfolio Manager shall be proposed by the REINSURED subject to approval by the REINSURER.


        I.  SPREADS DEDUCTED FROM THE INDEX OR INDICES ON THE POLICIES


First year and renewal spreads on the policies shall be set in accordance with the provisions of Schedule VII.


                               J.  MANAGEMENT COMMITTEE


1. A Management Committee consisting of four representatives from the REINSURED and the REINSURER shall be established. Two representatives from each company shall be elected by the Presidents of the respective companies for one year terms. The Management Committee shall function as a general communication vehicle and decision maker as set out below.

2. The Management Committee shall meet no less frequently than annually. Any member of the Management

    Committee may call a meeting upon ten (10) days prior written notice unless waived in writing.

3. In addition to functioning as a general communication vehicle, the role of the Management Committee is to deal with issues that arise in connection with the following items:

    1.   To determine any adjustments to be made to the option price formula.

    2. To decide upon modification of the Investment Policy as referred to in Section H.

    3. To approve any material changes in products, product pricing, or market approach.

    4. To periodically establish portfolio management guidelines with respect to the realization of net capital gains and losses during defined periods.

    5. To establish a change in strategy and guidelines with respect to the use of options, futures, caps and other derivative investment products including inclusion or exclusion of counterparties for the call options.

    Decisions of the Management Committee shall require the unanimous agreement of all members of the committee.

4. In the event the Management Committee fails to reach unanimous agreement on items, there shall be no change in those items or the treatment under the terms of this Agreement of the issues and matters which are subject of those items.


           K.  CLAIMS, LITIGATION, UNUSUAL EXPENSES AND ADJUSTMENTS


1. Any Unusual Expenses incurred by the REINSURED in defending or investigating a claim for policy liability or rescinding a policy reinsured hereunder shall be participated in by the REINSURER in the same proportion as its reinsurance bears to the total insurance under such policy.

2. For purposes of this Agreement, it is agreed that expenses, attorney's fees, and interest imposed against the REINSURED and arising solely out of a settlement or a judgement rendered against the REINSURED in a suit for policy benefits reinsured hereunder shall be considered Unusual Expenses.

3. In no event, however, shall the following categories of expenses or liabilities be considered for purposes of this Agreement as "Unusual Expenses":

    (a)  routine investigative or administrative expenses; and

    (b) expenses, fees, settlements, or judgments arising out of or in connection with claims against the REINSURED for punitive or exemplary damages; and

    (c) expenses, fees, settlements, or judgments arising out of or in connection with claims made against the REINSURED and based on alleged or actual bad faith, or willful misconduct;

    and the REINSURER shall have no liability under this Agreement for expenses or liabilities described in the above subparagraphs 3(a), (b) and (c).

4. Litigation. If the REINSURED contests a claim which results in actual or threatened litigation, the REINSURED shall notify the REINSURER. The REINSURER may elect not to participate in the contest and pay its quota share of the liabilities on the policy being contested within 20 days of such notice. In such event, the REINSURED shall be solely responsible for the conduct of the litigation and for all expenses and liabilities incurred in connection with such claim and the REINSURER shall have no further liability or responsibility to pay or share in such expenses or liabilities.

    In all cases, the REINSURED shall be solely responsible for the management of each and every claim or litigation arising out of or in connection with the policies reinsured hereunder, and shall have all power and authority to settle or dispute any claim and to direct the course of any such litigation. Consistent with the terms of this paragraph K, REINSURER shall be bound by the terms of any such settlement or the outcome of any such litigation.

    In the event REINSURED shall become aware of any actual or threatened litigation in which the claimant or adverse party is asserting direct liability of the REINSURER with respect to a policy reinsured hereunder, the REINSURED shall promptly notify REINSURER. The expenses incurred by the REINSURER with respect to such litigation shall be shared by the REINSURED in the same proportion as its quota share of the insurance liability under such policy.


                               L.  ANNUITIZATION


The REINSURED shall recapture reinsurance with respect to all reinsured policies upon their annuitization. The REINSURER shall pay the REINSURED the cash surrender value less any surrender charges according to the terms of the respective policy being recaptured by the REINSURED upon annuitization pursuant to this Section. Such payment shall reflect the entire consideration to be paid in regard to such recapture.


                                  M.  ERRORS


If either the REINSURED or the REINSURER shall fail to perform an obligation under this Agreement and such failure shall be the result of an error on the part of the REINSURED or the REINSURER, such error shall be corrected by restoring both the REINSURED and the REINSURER to the positions they would have occupied had no such error occurred; an "error" is a clerical mistake made inadvertently and excludes errors of judgment and all other forms of error.


                     N.  AUDIT OF RECORDS AND PROCEDURES

The REINSURER and the REINSURED each shall have the right to audit, at the office of the other, all records and procedures relating to reinsurance under this Agreement. The expenses of any such audit shall be born by the party initiating the audit.


                              O. CONFIDENTIALITY


The REINSURED and REINSURER each agree that all information, including but not limited to customer information, is proprietary in nature. Such information shall be received by the REINSURER in strict confidence, shall be used for the purpose of this Agreement only and no such information shall be disclosed to a third party by the recipient party, its agents, or employees without the prior written consent of the REINSURED. Except as may be necessary by reason of legal or regulatory requirements, each party hereto agrees to take all reasonable precautions to prevent the disclosure to outside parties of such information.


                               P.  ARBITRATION


1. If the REINSURED and the REINSURER cannot mutually resolve a dispute which arises out of or relates to this Agreement, the dispute shall be decided through arbitration as set forth in Schedule VIII. The arbitrators shall be impartial and shall base their decision on the terms and conditions of this Agreement. In the event that an interpretation of the terms and conditions of this Agreement does not explicitly dispose of an issue in dispute between the parties, then the arbitrators may base their decision on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of applicable law. There shall be no appeal from the arbitrators' decision. Any court having jurisdiction over the subject matter and the parties may reduce the arbitrators' decision to judgment.

2. The parties intend this Section to be enforceable in accordance with the Federal Arbitration Act (9

    U.S.C. Section 1 et seq.), including any amendments to that Act which are subsequently adopted. The parties further intend that the issue of arbitrability of any dispute hereunder shall be resolved pursuant to the Federal Arbitration Act and federal court decisions construing the Federal Arbitration Act, and not pursuant to the law of any state. In the event that either party refuses to submit to arbitration as required by Paragraph 1, the other party may request a United States Federal District Court to compel arbitration in accordance with the Federal Arbitration Act. Both parties consent to the jurisdiction of such court to enforce this Section and to confirm and enforce the performance of any award of the arbitrators.

3. The obligations of the parties to arbitrate disputes hereunder pursuant to this Section shall survive the termination of this Agreement.


                                Q.  INSOLVENCY


1. The portion of any risk or obligation assumed by the REINSURER, when such portion is ascertained, shall be payable on demand of the REINSURED at the same time as the REINSURED shall pay its net retained portion of such risk or obligation, with reasonable provision for verification before payment, and the reinsurance shall be payable by the REINSURER, on the basis of the liability of the REINSURED under the policies reinsured hereunder without diminution because of the insolvency of the REINSURED. In the event of insolvency and the appointment of a conservator, liquidator or statutory successor of the REINSURED, such portion shall be payable to such conservator, liquidator or statutory successor immediately upon demand, with reasonable provision for verification, on the basis of claims allowed against the REINSURED by any court of competent jurisdiction or by any conservator, liquidator or statutory successor of the REINSURED having authority to allow such claims, without diminution because of such insolvency or because such conservator, liquidator or statutory successor has failed to pay all or a portion of any claims.

2. The REINSURED's conservator, liquidator, or statutory successor shall give the REINSURER written notice of the pendency of a claim against the REINSURED indicating the policy reinsured, within a reasonable time after such claim is filed. The REINSURER may interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which the REINSURER may deem available to the REINSURED, or its conservator, liquidator or statutory successor.

3. Any expense incurred by the REINSURER pursuant to paragraph 2, above, shall be payable subject to court approval out of the estate of the REINSURED as part of the expense of conservation or liquidation to the extent of the REINSURER's quota share of the benefit which may accrue to the REINSURED in conservation or liquidation, solely as a result of the defense undertaken by the REINSURER. Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the REINSURED.


                           R.  PARTIES TO AGREEMENT


This is an agreement for indemnity reinsurance solely between the REINSURED and the REINSURER. The acceptance of reinsurance hereunder shall not create any right or legal relation whatever between the REINSURER and the insured or the beneficiary under any policy reinsured hereunder, and the REINSURED shall be and remain solely liable to such insured or beneficiary under any such policy.


                                S.  ASSIGNMENT


None of the rights and obligations under this Agreement may be assigned by either the REINSURED or the REINSURER, without the prior written consent of the other party.

                              T.  EFFECTIVE DATE


The effective date of this Agreement is 12:01 a.m., February 1, 1996.

                          U.  DURATION OF AGREEMENT

1. Except as otherwise provided herein, this Agreement shall be unlimited in duration.

2. Except in the case mentioned in Schedule VII, this Agreement may be terminated with respect to new policies by either the REINSURER or the REINSURED any time after the earlier of (a) or (b), where (a) is February 1, 1999, and (b) is when the amount of the gross contributions and premiums received by the REINSURER pursuant to the policies exceeds $300 million. Such termination shall be effective immediately upon receipt of written notice of termination by one party from the other party.

3. The REINSURED shall have the right to terminate this Agreement and recapture the reinsured business as to any policy reinsured hereunder at any time after such reinsured policy has been in force for a period of fourteen (14) years. Recapture shall be based upon terms to be negotiated at the time of termination. Several general principles shall be followed at any recapture negotiation.

    (a) Recapture must be elected with respect to all policies issued from a same calendar year then in force which are reinsured under this Agreement.

    (b) The consideration to be paid shall reflect the present value of profits on the Recaptured Business.

    (c) The profit projection shall reflect the cost of all significant risks. These risks are primarily risks associated with defaults, interest rate movements, and the index movements.

4. The REINSURED shall have the right to terminate this Agreement and recapture all reinsurance hereunder in the event the REINSURER becomes subject to any insolvency or similar proceeding. In the event the REINSURED exercises this right to terminate and recapture reinsurance, the REINSURED shall reimburse the REINSURER for any unamortized excess first-year expense allowances, and the REINSURER shall transfer the assets in the trust to the REINSURED, after first having deposited or withdrawn (with the REINSURED's consent) sufficient assets to or from the trust such that the statutory book value of assets in the trust is equal to the statutory liability (statutory reserve plus interest maintenance reserve) recaptured.

5. The termination of this Agreement or of the reinsurance in effect under this Agreement shall not extend to or affect any of the rights or obligations of the REINSURED and the REINSURER applicable to any period prior to the effective date of such termination. In the event that, subsequent to the termination of this Agreement, an adjustment is made necessary with respect to any accounting hereunder, a supplementary accounting shall take place. Any amount owed to either party by reason of such supplementary accounting shall be paid promptly upon the completion thereof.

6. After the effective date of any recapture, the REINSURER shall no longer share in the experience on the block, including profits and/or losses.


                          V.  REGULATORY COMPLIANCE


If the overall structure or a particular clause of this Agreement causes a regulatory issue with any of the states in which the REINSURED or the REINSURER are licensed, both parties agree to make their best effort to resolve the situation.


                                W.  AGREEMENT


This Agreement, together with the trust agreement established pursuant to Section G and the Portfolio Management

Agreement established pursuant to Section H constitutes the entire agreement between the REINSURED and the REINSURER with respect to the business being reinsured hereunder; they supersede any prior oral or written agreements with respect to the business being reinsured hereunder other than as expressed in this Agreement, together with the trust agreement pursuant to Section G and the Portfolio Management Agreement established pursuant to Section H. Any change or modification to this Agreement shall be null and void unless made by amendment to the Agreement signed by both the REINSURED and the REINSURER.

Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Tennessee without regard to principles of conflicts of law contained therein.

                                X.  EXECUTION

                         IN WITNESS WHEREOF the said

                        DELTA LIFE AND ANNUITY COMPANY
                                      of
                             Memphis, Tennessee,

                                 and the said

                       LONDON LIFE REINSURANCE COMPANY
                                      of
                           Blue Bell, Pennsylvania

have by their respective officers executed this Agreement in duplicate on the dates shown below to be effective as of February 1, 1996.


DELTA LIFE AND ANNUITY COMPANY



By:                                    Witness:
    ------------------------------              ------------------------------

        Senior Vice President and               Senior Vice President, Secretary
Title:  Chief Actuary                  Title:   and General Counsel
        ---------------------------             ------------------------------

Date:   June 26, 1996                  Date:    June 26, 1996
        ---------------------------             ------------------------------


LONDON LIFE REINSURANCE COMPANY


By:                                    Witness:
    ------------------------------              ------------------------------

Title:  President                      Title:   Vice President
        ---------------------------             ------------------------------

Date:   June 24, 1996                  Date:    June 24, 1996
        ---------------------------             ------------------------------


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                                  ADDENDUM I


INVESTMENT POLICY - INDEX PRODUCTS

PORTFOLIO OBJECTIVES


The indexed deferred annuity account is managed to provide a guaranteed minimum return with additional interest rate guarantees liked to the performance of the index or indices as defined by the respective policy forms reinsured under this Agreement. The product is designed with significant surrender charges and a fixed maturity (rollover) period. The goal will be a fixed income portfolio that closely matches projected guaranteed minimum liability cash flows. The index linked additional interest rate guarantees will be hedged using a combination of custom index call and put options.

PERMITTED INVESTMENTS

(1) Debentures issued, secured or guaranteed by the U.S. Government, government agencies or instrumentalities (including original issue zero coupon and stripped principal or interest payments from original coupon bearing debentures).

(2) Public corporate and taxable municipal securities rated A3/A- or higher.

(3) Custom options (calls and puts) with approved counterparties designed to hedge index linked additional interest liability under the annuity contracts.


MATURITY, LIQUIDITY & DURATION GUIDELINES


(1) A target fixed income portfolio modified duration will be established by the Management Committee using periodic cash flow testing and assuming all policies are redeemed at the end of each 7 year term. The fixed income portfolio's actual duration will not vary from the target by more than one half year.


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(2) Notwithstanding the fixed income portfolio duration constraint described in (1) above, no fixed income investments will be made which have a final maturity date exceeding the next renewal date of the underlying liabilities by more than one year.

(3) The Management Committee will direct periodic cash flow testing of the block of business with projections utilizing various interest rate and indices scenarios.

(4) Liquidity requirements will be defined by the Management Committee from time to time. It is understood that DLAC will make every effort to be fully invested at all times. To facilitate trades, there will be times where DLAC will have to use additional cash or will not make full use of all of the available cash to purchase bulk amounts of bonds in a given week. The REINSURER will pay an overnight rate to the REINSURED on cash borrowed to complete a trade. The net amount will be computed and settled quarterly. DLAC may, subject to approval from the Management Committee, establish collateral (REPO) credit lines to provide temporary liquidity in lieu of the disposition of assets.


ADDITIONAL INVESTMENT CONSTRAINTS


- Overall credit quality of the fixed income portfolio to be "AA3/AA-" or better.

-   All fixed income investments to be U.S. dollar denominated.

- Minimum liquidity provisions to be maintained as defined by the Management Committee.

- From time to time, DLAC may present revised guidelines to the Management Committee for consideration.

-   Asset Class Weightings (based on market value):

         U.S. Government and Agency bonds   20 - 100%
         Public taxable municipal bonds      0 - 15%
         Public corporate bonds              0 - 80%


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-   Corporate Sector Weightings (based on market value):

    Industrials              maximum of 40%
    Finance                  maximum of 30%
    Utilities                maximum of 30%
    Yankees                  maximum of 10%
    Foreign Governments      maximum of 10%

-   Issuer Limitations (other than U.S. Government and Agencies):

         Rating              minimum rating of A3/A-

    Issuer Concentration (based on market value)

              Aaa/AAA             3.00%
              Aa3/AA- and above   2.00%
              A3/A-     and above      1.25%

    For the first 3 months of the Agreement, the reinsured share of the portfolio will have an assumed growth level of $100 million. This means that on the REINSURER's share of the assets, the maximum amount to be invested in a A3 bond from the same issuer is $1.25 million. This $100 million assumed growth level will be estimated again by the REINSURER and the REINSURED at the end of the first 3 months based on the business volume issued at that time.

- Taxable municipal bonds must be general obligations or essential service revenue bonds. If insured, the underlying rating must be investment grade, the insurer must be rated Aa3/AA- or higher, and all other issuer limitations apply.

- All hedging activity will be conducted with counterparties (or guarantors) with a minimum rating of A3 from Moody's or A- from S&P and approved by the Management Committee. All hedging activity will be governed by the policies and procedures outlined in Exhibit I of this Agreement.

- It is understood that, as this is a new and growing portfolio, compliance with all the guidelines outlined above will not be possible immediately from inception. While best efforts will be made to


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    achieve and maintain compliance as soon as possible, with respect to issuer concentration, asset class weightings, and corporate sector weightings, compliance requirements will be waived for a period not exceeding one year from inception.

- The assets held in the fixed income portfolio shall be classified as "Available for Sale" as defined under FASB 115 for GAAP accounting purposes.


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                                  SCHEDULE I

                              BUSINESS REINSURED


The business to be reinsured is all of the indexed annuity contracts written by the REINSURED during the term of the Agreement.

Only annuity contracts issued on or after February 1, 1996 shall be reinsured.

The following product codes identify the policies to be reinsured:

    PRODUCE CODE:       INA


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                                 SCHEDULE II

                            AMOUNT OF REINSURANCE


The amount of reinsurance under this Agreement shall be the REINSURER'S quota share percentage shown below of the liability of the REINSURED on all policies in the forms listed in Schedule I. All benefits provided by such policies shall be reinsured.

         Quota Share = 50%


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                                  SCHEDULE III

                                PERIODIC REPORTS


The REINSURED shall provide the REINSURER a variety of management reports. The reports shall be faxed to:
Jeff Poulin, London Life Reinsurance Company
Fax: 215-542-1295
and Melanie Blue, London Life Insurance Company
Fax: 519-432-7447

1.  Weekly reports

    A liability report showing the number of new policies issued with premium amounts and reserve for each week of issue during the year. This report will also show surrendered policies along with the respective amounts surrendered.


2.  Monthly Reports

    a. A reinsurance settlement report detailing premium, expense allowances, benefits, reserve changes, etc. This report will show the net cash transferred to the trust account. It will show the information for each buy date and also inception to date numbers.

    b. An inception to date report showing reserves, index values and cash surrender values for all in force business split by buy date.

    c.   Assets and liabilities shown for each buy date.

In addition to the reports mentioned above, the REINSURED will submit the investment information required by the REINSURER in the investment section of the procedure manual attached as Exhibit I.


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                                 SCHEDULE IV

                          QUARTERLY PERIODIC REPORT


A report showing the DAC tax adjustment.


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                                  SCHEDULE V

                                 ANNUAL REPORT


The annual report shall provide reserve and inforce detail as may be required to complete the Pennsylvania prescribed life and health annual statement, including, but not limited to:

    (a)  Exhibit 8, Part B

    (b) withdrawal characteristic of the annuity contract and Life and Annuity Reserve, Page 30.1, Footnotes 9 and 10

    (c)  Page 7, "Analysis of Increase in Reserves"

    (d)  Page 27, "Exhibit of Annuities"

    (e) an actuarial opinion that the reported reserves equal or exceed those required by the Commissioners Annuity Reserve Valuation Method

    (f)  United States federal income tax reserves and required interest

    (g)  GAAP Benefit reserves and DAC factors.

    (h)  Risk Based Capital - Interest Risk


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                                  SCHEDULE VI

                   ALLOWANCES AND EXPENSE REIMBURSEMENTS


The REINSURER shall pay to the REINSURED the following expense allowances:

1. Commission of 7% of premium on the initial policy term. This is consistent with the pricing assumption of the REINSURED and what is actually paid on new sales. These commissions are fully charged back on surrenders occurring in the first year of issue and will be paid back to the REINSURER on surrenders.

2. Agent Travel Commission of 0.35% of initial policy term premium.

If the REINSURED decides to change the commission rate or the bonus rate, the Management Committee would have to review the expense allowances and the spread management for this Agreement.

3. Commission of 3.5% of premium for a subsequent ("renewed") policy term in the first renewal year and 0.6% of premium in the renewal years after the first renewal year of each subsequent policy term.

4. Quota share of issue expense of $358 per policy.

5. Quota share of annual administrative expenses of $140.00 per policy in force.

The initial policy term allowances shall be netted from cash flows, if sufficient, before the balance is transferred to the trust account. If the cash flows are insufficient, the REINSURER shall be billed for the net amount due. The annual allowances are to be taken out of the trust account on a monthly basis. Each renewal allowance is to be charged against all reinsured policies issued on the same date.


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                                  SCHEDULE VII

Spread Management

Definition of Terms for Schedule VII:

         Expense reimbursed is expressed as a percentage of premium and it includes commission and other issue expenses. At inception of the Agreement, it is equal to 8.245% of premium.

         Yield is the effective annual yield that can be earned on a AA- rated 7 year bond purchased to comply with the Investment Policy. The yield can be viewed as being the 7 year Treasury yield plus an average spread earned on a 7 year "AA-" rated corporate bond.

         A bucket is defined as all policies issued on the same date.

         The Portfolio is defined as all policies issued since the inception of this Agreement.

         The Investment Policy is the investment policy set forth in Addendum I hereto.


    1.   REINSURED POLICIES IN INITIAL POLICY TERM

         a) Each Bucket

         For each bucket, the REINSURED shall manage the spread deducted from the effective yield calculated using the index defined in the underlying policy such that the dollar amount remaining after paying for the options and other issue expenses reimbursed under this Agreement be invested in bonds with an effective yield large enough to grow to 115.2% of the original premium at the end of a 7 year period. In all instances, these bonds will be purchased in compliance with the Investment Policy.

         The formula for the maximum price to paid on the option is:


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         Option Price less than/or equal to 1- expense reiumbursed -
             115.2%
         -------------
         ((1+Yield)^7)

         If the price of the option is greater than 20% of the premium, the REINSURED will require prior approval from the REINSURER before issuing more new business.

         b) Entire Portfolio

         Similarly for the entire portfolio, the REINSURED shall manage the spread deducted from the effective yield calculated using the index defined in the underlying policy such that the dollar amount remaining after paying for the options and other issue expenses reimbursed under this Agreement be invested in bonds with an average effective yield large enough to grow to 116.25% of the original premiums at the end of a 7 year period.

         The formula for the average price to be paid on the option is:

         Average Option Prices less than/or equal to 1- expense reiumbursed -
             116.25%
         ----------------
         ((1+Avge Yld)^7)

         where, the average option price is weighted by the premium volume and the average yield is weighted by the initial book value of the bonds.

         If the REINSURED does not comply to the above formula, the REINSURER reserves the right to terminate this Agreement with respect to new business with 10 days prior written notice.

    2.   REINSURED POLICIES IN SUBSEQUENT POLICY TERMS

         The REINSURED shall set renewal spread under the same conditions as the initial policy term spreads unless a different method is set by the Management Committee.


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                                SCHEDULE VIII

                             ARBITRATION SCHEDULE

To initiate arbitration, either the REINSURED or the REINSURER shall notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent shall respond to the notification in writing within ten (10) days of its receipt.

The arbitration hearing shall be before a panel of three arbitrators, each of whom must be a present or former officer of an insurance or reinsurance company. An arbitrator may not be a present or former officer, attorney, or consultant of the REINSURED or the REINSURER or either's affiliates.

The REINSURED and the REINSURER shall each name five (5) candidates to serve as an arbitrator. The REINSURED and the REINSURER shall each choose one candidate from the other party's list, and these two candidates shall serve as the first two arbitrators. If one or more candidates so chosen shall decline to serve as an arbitrator, the party which named such candidate shall add an additional candidate to its list, and the other party shall again choose one candidate from the list. This process shall continue until two arbitrators have been chosen and have accepted. The REINSURED and the REINSURER shall each present their initial lists of five (5) candidates by written notification to the other party within twenty-five (25) days of the date of the mailing of the notification initiating the arbitration. Any subsequent additions to the list which are required shall be presented within ten (10) days of the date the naming party receives notice that a candidate that has been chosen declines to serve.

The two arbitrators shall then select the third arbitrator from the eight (8) candidates remaining on the lists of the REINSURED and the REINSURER within fourteen (14) days of the acceptance of their positions as arbitrators. If the two arbitrators cannot agree on the choice of a third, then this choice shall be referred back to the REINSURED and the REINSURER. The REINSURED and the REINSURER shall take turns striking the name of one of the remaining candidates from the initial eight (8)


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candidates until only one candidate remains. If the candidate so chosen shall decline to serve as the third arbitrator, the candidate whose name was stricken last shall be nominated as the third arbitrator. This process shall continue until a candidate has been chosen and has accepted. This candidate shall serve as the third arbitrator. The first turn at striking the name of a candidate shall belong to the party that is responding to the other party's initiation of the arbitration. Once chosen, the arbitrators are empowered to decide all substantive and procedural issues by a majority of votes.

It is agreed that each of the three arbitrators should be impartial regarding the dispute and should resolve the dispute on the basis described in the "ARBITRATION" section of this Agreement. Therefore, at no time will either the REINSURED or the REINSURER contact or otherwise communicate with any person who is to be or has been designated as a candidate to serve as an arbitrator concerning the dispute, except upon the basis of jointly drafted communications provided by both the REINSURED and the REINSURER to inform those candidates actually chosen as arbitrators of the nature and facts of the dispute. Likewise, any written or oral arguments provided to the arbitrators concerning the dispute shall be coordinated with the other party and shall be provided simultaneously to the other party or shall take place in the presence of the other party. Further, at no time shall any arbitrator be informed that the arbitrator has been named or chosen by one party or the other.

The arbitration shall be held on the date fixed by the arbitrators. In no event shall this date be later than six (6) months after the appointment of the third arbitrator. As soon as possible, the arbitrators shall establish prearbitration procedures as warranted by the facts and issues of the particular case. In establishing such procedures the arbitrators shall make provision for reasonable pre-hearing examinations of officers, employees or agents of the parties and for the production of relevant documentation. At least ten (10) days prior to the arbitration hearing, each party shall provide the other party and the arbitrators with a detailed statement of the facts and arguments it will present at the arbitration hearing. The arbitrators may consider any relevant evidence; they shall give the evidence such weight as they deem it entitled to after consideration of any


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objections raised concerning it. The party initiating the arbitration shall have the burden of proving its case by a preponderance of the evidence. Each party shall be entitled to call as witnesses any officers, employees or agents of the other party and such other party shall do everything reasonable to ensure the attendance and cooperation of any such witnesses. Each party may examine any witnesses who testify at the arbitration hearing. Within twenty (20) days after the end of the arbitration hearing, the arbitrators shall issue a written decision that sets forth their findings and any award to be paid as a result of the arbitration, except that the arbitrators may not award punitive or exemplary damages. In their decision, the arbitrators shall also apportion the costs of arbitration, which shall include, but not be limited to, their own fees and expenses.

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                                 SCHEDULE IX

                                DAC TAX ARTICLE


The REINSURED and the REINSURER hereby agree to the following pursuant to
Section 1.848-2(g)(8) of the Income Tax Regulations issued December 1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective for 1992 and for all subsequent taxable years for which this Agreement remains in effect.

1. The term "party" will refer to either the REINSURED or the REINSURER as appropriate.

2.  The terms used in this Article are defined by reference to Regulation
    Section 1.848-2 in effect December 1992.

3. The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1).

4. Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

5. The REINSURED will submit a schedule to the REINSURER by May 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the REINSURED stating that the REINSURED will report such net consideration in its tax return for the preceding calendar year.

6. The REINSURER may contest such calculation by providing an alternative calculation to the REINSURED in writing within 30 days of the REINSURER's receipt of the REINSURED's calculation. If the REINSURER does not so notify the REINSURED, the REINSURER will report the net consideration as determined by the


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    REINSURED in the REINSURER'S tax return for the previous calendar year.

7. If the REINSURER contests the REINSURED's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the REINSURER submits its alternative calculation. If the REINSURED and the REINSURER reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.


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                                  SCHEDULE X

                           Counterparty Agreements


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                                  EXHIBIT I

                               Index Annuities

                              Procedures Manual

                             Investments Section


1. New Business will provide Investments with the dollar amount of verified new business as of 9:00 a.m. (CST) each Thursday for premium received through the previous Friday.

2. MIS will supply Investments with a report detailing the dollar amount of verified new business as of 9:00 a.m. (CST) each Thursday.

3. Investments will analyze the data from New Business and MIS to verify the integrity of the final dollar amount (program notional).

4. Investments will verify with Actuary to confirm the final dollar amount against Actuary's calculations.

5. Actuary will fax a copy of the Actuarial Summary report and the verified program notional amount to the coinsurer by 12:00 p.m. (CST).

    All faxes should be sent to the attention of Jeff Poulin, Vice President
    (215) 542-1295.

6. On a weekly basis, Actuary will fax to the coinsurer summary liability information on outstanding policies to date. Detailed information will be supplied as requested by the coinsurer.

7. Investments will wire transfer premium received through the previous Friday from the depository bank, Nations Bank, Nashville, account 1800688044, to the segregated trust account at State Street Bank and Trust, Boston, Massachusetts.

8. Investments will notify the approved dealer by 10:00 a.m. (CST) with an estimate of the program notional amount of options to be purchased that afternoon. Unless mutually agreed by the parties, if premium exceeds


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$5,000,000 in a week, Investments will be purchasing European put options and will require an additional price estimate. The structure of the put options will be as follows:

    Put 1  Original value of the call option - expires at the end of year 1

    Put 2 6/7th of the original value of the call option - expires at the end of year 2

    Put 3 5/7th of the original value of the call option - expires at the end of year 3

    Put 4 4/7th of the original value of the call option - expires at the end of year 4

    Put 5 3/7th of the original value of the call option - expires at the end of year 5

9. The approved dealer will supply Investments with a pricing estimate for that day's option(s) purchase by 11:00 a.m. (CST).

10. Investments will review the current option(s) pricing estimate(s) with Actuary.

11. An authorized trader will execute the option(s) trade with the approved dealer for Thursday's index closing value by 12:00 p.m. (CST).

12. An authorized trader will execute fixed income securities trades as determined by Investments (fixed income securities may be purchased throughout the week as estimates of premium become available from New Business).

13. The authorized trader will submit a pencil trade ticket for the option(s) trade to the financial analyst in Investments and a detailed trade blotter will be delivered to Accounting before 12:30 p.m. (CST).

14. The authorized trader will submit a pencil trade ticket on trade date for fixed income securities to the financial analyst in Investments. The financial analyst will provide a trade blotter detailing the trade specifications to Accounting no later than 2:30 p.m. (CST) or as


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soon as possible if trade execution is later than 2:30 p.m. (CST).

15. Accounting will verify the option(s) trade with approved dealer by 1:00 p.m. (CST). Accounting will report any discrepancies to Investments immediately so that an authorized trader can contact the approved broker to adjust the trade before the close of the Euro-dollar futures market at 1:45 p.m. (CST).

16. Accounting will verify any fixed income security trades with the approved dealer. Any determined discrepancies will be reported to Investments. An authorized trader will contact the approved dealer to correct any specific information regarding the trade.

17. Investments will telephone Standard & Poor's 1-800 line to verify the index closing value by 4:45 p.m. (CST) and enter this verified closing value into the AS400 computer system.

18. The new option position will be entered into the Hedge Position Report along with the previously outstanding option positions valuation levels (provided on Fridays).

19. Investments will fax a copy of the option pencil trade ticket and a copy of the trade blotter (detailing all trades from the previous Friday through the current Thursday) to the coinsurer after the close of the index on Thursday.

20. Investments will distribute the following reports to the President, Chief Actuary, Chief Investment Officer, and coinsurer each Friday afternoon after the option(s) valuation is received from the approved dealer:

         Hedge Position Report

         Counter Party Security Collateral Reporter

         Counter Party Security Collateral List

These reports will also be made available at all meetings of the Delta Life and Annuity Company Investment Committee.


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21. On a monthly basis, Investments will distribute the following reports to the President, Chief Actuary, Chief Investment Officer, and coinsurer within 25 days of month end:

         Total Portfolio Holdings Report

         Total Portfolio Holdings Report by Sector

         Total Portfolio Holdings Report by Credit Rating

These reports will also be made available at all meetings of the Delta Life and Annuity Company Investment Committee.

22. Each Friday, the approved dealer will fax to Investments and to the coinsurer the bid side option valuation levels for all outstanding option positions as of the previous day's closing index value (also on all quarter end dates).

23. On Friday afternoon (t+1), Investments will reprice the current collateral as of the previous day's close and will notify the approved dealer of any collateral adjustments due as a result of the new option(s) position. The approved dealer will have two business days to deliver in new approved collateral securities. If collateral is to be returned to the approved dealer, Investments will return these securities within two business days.

24. On Friday (t+1), the approved dealer will fax four copies of the option(s) trade confirmation. One copy will be faxed to the trustee, State Street Bank and Trust, the second to the attention of Investments, and the third to the attention of Accounting, and the fourth to the coinsurer.

25. If no discrepancies are found on the faxed copy of the option(s) trade confirmation, an approved officer will sign and fax back to the approved dealer the copy of the option(s) trade confirmation.

26. The approved dealer will overnight mail two signed copies of the option(s) trade confirmation to Delta Life and Annuity Company. Both copies will be signed by an


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approved officer.  One copy will be returned to the approved broker and one will be retained by the trustee.

27. The approved dealer will mail three copies of the fixed income securities trades. The original will be sent to the trustee, State Street Bank and Trust, with duplicate copies to the attention of Investments, to the attention of Accounting.

28. As copies of mailed confirmations for fixed income securities trades are received, Investments will review and contact the approved dealer if corrections to the confirmation are warranted.

29. If no discrepancies are found on the faxed copy of the option trade confirmation, Delta Life and Annuity Company will deliver each Tuesday (t+3) the cash settlement by fed wire to the approved dealer's custodian bank.

30. On the specific settlement date, Delta Life and Annuity Company will deliver cash settlement via fed wire versus book entry of the fixed income securities purchased. These securities will be held by the trustee, State Street Bank and Trust in Boston, Massachusetts.


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